Bellicum Appoints Stephen R. Davis to Board of Directors

Houston, TX - July 16, 2015 - Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies, today announced the appointment of Stephen R. Davis to its Board of Directors. Mr. Davis was also named Chairman of the Audit Committee.

Mr. Davis has over 20 years of senior management experience in the pharmaceutical industry and currently serves as the interim Chief Executive Officer of ACADIA Pharmaceuticals, a biotechnology company focused on developing drug candidates for neurological and central nervous system disorders. Prior to joining ACADIA, Mr. Davis held Executive Vice President and COO roles at Heron Therapeutics and Ardea Biosciences, Inc., where he led core business and finance functions and was instrumental in strategic growth initiatives. Previously, he served successive senior executive positions including CFO, COO, and CEO at Neurogen Corporation, where he completed multiple collaborations and product acquisitions with global pharmaceutical companies.

Mr. Davis received his B.S. in Accounting from Southern Nazarene University and completed his J.D. at Vanderbilt University Law School. He recently served on the Boards of Directors at Synageva BioPharma Corporation prior to its acquisition by Alexion Pharmaceuticals and at Furiex Pharmaceuticals prior to its acquisition by Forest (now part of Allergan).

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for various forms of cancer, including hematological cancers and solid tumors, as well as orphan inherited blood disorders. The Company is using its proprietary Chemical Induction of Dimerization, or CID, technology platform to engineer and control components of the immune system in real time. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation, or HSCT, CAR-T and TCR cell therapy, and dendritic cell vaccines. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of our clinical trials and of our research and development activities and our expectations regarding our other programs. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2014. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors:
Bellicum Pharmaceuticals
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

or

Media:
BMC Communications
Brad Miles
C: 917-570-7340
O: 646-513-3117
bmiles@bmccommunications.com

2